UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 11, 2016

NATION ENERGY INC.
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation)

000-30193
(Commission File Number)

59-2887569
(IRS Employer Identification No.)

RPO Box 60610 Granville Park, Vancouver, BC  V6H 4B9 Canada
(Address of principal executive offices and Zip Code)

604.331.3399
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On May 11, 2017, at a duly called meeting of the Board of Directors (the “Board”) of Nation Energy Inc. (“Nation”) at which a quorum was present, changes were made to the following officer positions upon satisfactory votes of the Board:

(1)    Michael J. Caetano was elected to the positions of Chairman of the Board, Chief Executive Officer, and President; and

(2)    Carmen J. Lotito was elected to the position of Chief Operating Officer.

The position of Chief Operating Officer was newly created.  John Hislop was replaced as Chief Executive Officer and President.  David N. Siegel was replaced as Chairman of the Board.

                Michael J. Caetano, 44, Chairman of the Board, Chief Executive Officer, and President

                Mr. Caetano was elected by the Board to the positions of Chairman of the Board, Chief Executive Officer, and President of Nation.  His term for each position shall be until he retires, resigns, or is otherwise terminated.

Since 2009, Mr. Caetano has been involved in the oil and gas industry, helping companies restructure, raise capital and manage day-to-day operations to establish company growth. Mr. Caetano has worked with Open Bay Inc. and Big Lake Energy Ltd.  Mr. Caetano is currently a Director and CEO of Fortem Resources Inc. since August 2013.

From January 2008 to 2014, Mr. Caetano was a senior executive of Skyline Custom Homes Corporation and was accountable for procurement and deployment of multiple real estate development projects, as well as responsible for the design, development and implementation of various stages of residential and commercial construction developments.

From May 2008 to 2011, Mr. Caetano was President of a Venture Capital Company, Global Asset Management and was responsible for directing Private and Public companies in achieving all aspects of strategy, development and growth. This involved strategic tasks such as procurement, development and execution of investment analysis, investment fund deployment with a focus on return on investment, client relationships, managing and fostering co-operative relationships with clients and employees.

From 1998 to 2008, Mr. Caetano owned multiple businesses in the Greater Toronto Area establishing and selling several new restaurants and automotive centers from conception to design including management and operations.  From August 2008 to 2010, Mr. Caetano was Vice President of Operations for NorCat Financial and was accountable for brokered deals and investor fundraising for multiple private and public investment companies, including direct investing, private placements and mergers & acquisitions. He was responsible for introducing investing clients to businesses or investment companies who require funding by analyzing needs and delivering on client’s investment objectives.

Mr. Caetano graduated in 1995 from Seneca College with a Diploma in Fine Arts & Technology specializing in the Business Administration – Entrepreneurship and Small Business Program.

Carmen J. Lotito, 73, Chief Operating Officer

Mr. Lotito has served as a consultant to Paltar Petroleum Limited from June 2011 to the present. Mr. Lotito serves as a member of the Board of Directors and a member of its Audit and Compensation Committees of Petrohunter Energy Corporation from inception February, 2006 to November, 2016.

Mr. Lotito served as a member of the Board of Directors of Sweetpea Petroleum Pty Ltd (a Petrohunter Energy Corporation wholly-owned Australian subsidiary) from November, 2005 to December 2014. Mr. Lotito served as its Chief Financial Officer of Petrohunter Energy Corporation from February, 2006 through October, 2007 and as its Executive Vice President of Business Development from October 2007 through June, 2009.  Mr. Lotito served as Chief Financial Officer of GSL Energy, Inc  from April, 2005 to January, 2006.

Mr. Lotito served as a consultant and Its Executive Vice President of Business Development of Falcon Oil & Gas Ltd from April 1, 2005 to December, 2010. He also served as a vice president and member of the Board of Directors of the following Falcon Oil & Gas Ltd operating subsidiaries:  Falcon Oil & Gas USA, Inc, a Colorado Company, TXM Oil and Gas Exploration Kft., a Hungarian limited liability company doing business as TXM Energy, LLC, TXM Marketing Trading & Service, LLC, a Hungarian limited liability company, FOG-TXM Kft., a Hungarian limited liability company, JVX Energy S.R. L., a Romanian limited liability company  and Falcon Oil & Gas Australia Pty. Ltd from April 1, 2005 to December, 2010.

Mr. Lotito served as a consultant and a member of the Board of Directors of Gasco Energy, Inc including Chairman of the Audit and Compensation Committees from November, 1999 to April, 2011. He served as Chief Financial Officer and a Director of Galaxy Energy Corporation and its subsidiary Dolphin Energy Corporation from April, 2004 to March, 2005.

Mr Lotito was employed by Pannell, Kerr Forester, a national public accounting firm from March,1965 to June, 1975 as a senior accountant in audit and SEC accounting practice. Mr. Lotito earned a B.S degree in business and accounting from the Marshall School of Business at the University of Southern California in1967.

Mr. Lotito and Nation’s subsidiary Nation Energy (Australia) Pty Ltd. currently have a compensation arrangement whereby Mr. Lotito provides operational and management services for $20,000 per month, on a month-to-month agreement.

Item 8.01  Other Events.

At the May 11, 2017 meeting of the Board, Belinda Nisbet was elected as Secretary of Nation, replacing John Hislop.

Item 9.01  Financial Statements and Exhibits.

10.1    Management Services Agreement dated June 25, 2016, but effective July 22, 2015, between Nation Energy (Australia) Pty Ltd. and Carmen J. Lotito. (incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 30, 2016).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATION ENERGY INC.

 /s/  Carmen J. Lotito

By:  Carmen J. Lotito

        Vice President

Date:  May 16, 2017

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